Exhibit 99.1

McKESSON BOARD OF DIRECTORS ELECTS DOMINIC CARUSO AS NEW

INDEPENDENT DIRECTOR

SAN FRANCISCO—September 13, 2018— McKesson Corporation (NYSE: MCK) today announced that its Board of Directors has elected Dominic Caruso as a new independent director, effective September 12, 2018. With the election of Dominic Caruso, McKesson’s Board of Directors increases from eight to nine members, eight of whom are independent.

“Dominic’s three decades of global financial and operational experience, leadership, and tenure in the healthcare industry make him an ideal addition to our Board of Directors,” said John H. Hammergren, chairman and chief executive officer, McKesson Corporation. “His demonstrated commitment to rigorous financial stewardship complements McKesson’s dedication to strong financial management, disciplined growth and strategic capital allocation.”

“I’m delighted to be joining a company that I’ve long admired and look forward to adding my perspective and contributing to the company’s future development and success,” added Dominic Caruso. “McKesson’s market leadership and deep customer and partner relationships position it for long-term growth in the healthcare industry. I look forward to helping chart the company’s path forward.”

Dominic Caruso

Dominic Caruso, age 61, retired as executive vice president and chief financial officer from Johnson & Johnson in August 2018, having served in the role since 2007. Dominic led the company’s financial and investor relations activities, as well as the procurement organization. Dominic joined Johnson & Johnson in October 1999 as chief financial officer for Centocor, Inc., upon the completion of the merger of Centocor and Johnson & Johnson. Prior to joining Centocor, he had varied industry experiences with KPMG.

Dominic is actively involved in government relations activities globally, including having served as the co-chair of the U.S. Chamber of Commerce Global Initiative on Health and the Economy. He currently serves on the Board of Trustees of The Children’s Hospital of Philadelphia and the Cystic Fibrosis Foundation.

McKesson’s Board has appointed Dominic to its Audit Committee and its Finance Committee.

About McKesson Corporation

McKesson Corporation, currently ranked 6th on the FORTUNE 500, is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information technology. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful — all for the better health of patients. McKesson has been named the “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

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Contacts:

Craig Mercer, 415-983-8391 (Investors and Financial Media)

Craig.Mercer@McKesson.com

April Marks, 415-732-1384 (General and Business Media)

April.Marks@McKesson.com